EXHIBIT 12 (a)

                       TEXAS UTILITIES ELECTRIC COMPANY
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                           TME                         Year Ended December 31,
                                                        September     --------------------------------------------------------
                                                           1995           1994      1993         1992        1991         1990
                                                        ----------        ----      ----         ----        ----         ----
                                                                                Thousands of Dollars, Except Ratios
FIXED CHARGES:
   Interest on mortgage bonds                           $   538,954  $  567,363  $  610,999  $  598,235  $  608,729  $  551,986
   Interest on other long-term debt                          42,309      32,183      45,787      54,379      61,822      92,749
   Amortization of debt discount, (premium)
        and expense                                          10,165       8,615       6,493       4,778       4,111       3,698
   Amortization of loss on reaquired debt                    18,791      17,608      12,471       9,301       5,052       4,635
   Other interest charges                                    26,721      36,408      10,222      22,123      52,948      38,271
   Rentals representative of the interest factor             25,045      26,017      29,637      30,828      28,737      25,545
                                                        ------------ ----------  ----------  ----------  ----------  ----------
          Total fixed charges                           $   661,985  $  688,194  $  715,609  $  719,644  $  761,399  $  716,884
                                                        ===========  ==========  ==========  ==========  ==========  ==========

EARNINGS:
   Net income                                           $   408,082  $  658,192  $  476,526  $  821,123  $(289,173)  $  964,276
   Add:
          Federal income taxes                              183,553     146,633      96,951      29,049      76,073      57,930
          Deferred federal income taxes - net                41,254     219,752     164,487     233,125    (232,464)     45,724
          Federal investment tax credits - net              (21,122)    (23,698)    (19,698)    (20,322)    (53,498)     33,841
          Fixed charges                                     661,985     688,194     715,609     719,644     761,399     716,884
                                                        -----------  ----------  ----------  ----------  ----------  ----------
               Total earnings                           $ 1,273,752  $1,689,073  $1,433,875  $1,782,619  $  262,337  $1,818,655
                                                        ===========  ==========  ==========  ==========  ==========

RATIO OF EARNINGS TO FIXED CHARGES                             1.92        2.45        2.00        2.48        0.34*       2.54
                                                               ----        ----        ----        ----        ----        ----


     * The Company's earnings were inadequate to cover fixed charges for the twelve months ended December 31, 1991. The deficiency was $499,062,000. The computation of the ratio of earnings to fixed charges does not include interest payments made by affiliated companies on senior notes, which are recovered currently through the fuel component of rates.